EXHIBIT 99.1
Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

4 May 2004

Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that on 30 April 2004 Dr Wilson Totten, a director of the Company, exercised an option granted to him under the Shire Pharmaceuticals Executive Share Option Scheme and acquired 141,138 ordinary shares of £0.05 each in the Company at an option price of 338.5p per share. He subsequently sold the shares at 520p per share.

Dr Totten also sold an additional 6,061 shares at 520p per share.

As a result of this transaction Dr Totten has no interest, apart from unexercised share options, in the ordinary share capital of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations

Cléa Rosenfeld	+	44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com